NVE Corporation Reports Quarterly Results
 Commercial product revenues more than double for second consecutive quarter

EDEN PRAIRIE, Minn.--October 21, 2003--NVE Corporation (NasdaqSC: NVEC) today announced financial results for its second fiscal quarter ended September 30, 2003.

Total revenue for the quarter ended September 30, 2003 was $2.86 million compared to $2.35 million for the prior-year quarter, an increase of 22%. Commercial product sales for the current quarter increased 107% over the prior-year quarter to $1.27 million from $613,000. Net income for the current quarter was $406,476 or $.09 per diluted share, compared to $160,296 or $.04 per share for the prior-year quarter.

Revenue for the first six months of fiscal 2003 was $5.68 million, compared to revenue of $4.51 million reported in the first six months of fiscal 2003, a 26% increase. For the first six months of fiscal 2004, the company reported net income of $740,894 or $.16 per diluted share, compared to $252,525, or $.06 per share for the first six months of fiscal 2003.

"Quarterly results continue to exceeded our expectations," commented President and Chief Executive Officer Daniel A. Baker, Ph.D. "We notched our second consecutive quarter of triple-digit year-over-year growth in product sales, while improved product yields led to higher than expected profit margins.

"We continue to support commercialization of our MRAM intellectual property," Baker added, "and NVE licensees Cypress Semiconductor Corporation and Motorola, Inc. expect to introduce MRAMs in the next year."

The company revised its guidance to $0.17 to $0.35 per diluted share net income for the fiscal year ending March 31, 2004. The lower end of the guidance range allows for possible start-up expenditures associated with the commercialization, marketing, and selling of Cypress-built MRAMs. The company expects to make such expenditures, however, only if Cypress is successful in producing commercial MRAM. The company had previously issued guidance of $0.10 to $0.15 per diluted share net income.

NVE is a leader in the practical commercialization of "spintronics," which many experts believe represents the next generation of microelectronics. NVE's products include sensors and couplers which revolutionize data acquisition and transfer in industrial automation and networks.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as industry economic trends, the company's ability to meet stringent customer technical requirements, our dependence on Cypress for potential supply of MRAM devices, and risks relating to making commercially viable MRAMs, as well as the risk factors listed from time to time in the company's filings with the SEC, including the Company's Annual Report on Form 10-KSB and other reports filed with the SEC.

Contact: Daniel A. Baker, President and Chief Executive Officer, 952-996-1628

                           NVE Corporation
                  CONDENSED STATEMENTS OF OPERATIONS
            THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)


Three months ended                      Sept. 30, 2003  Sept. 30, 2002
Revenue:
  Contract research and development           $ 1,596         $ 1,634
  Product sales                                 1,269             613
  License revenue                                   -              98
                                        --------------  --------------
Total revenue                                   2,865           2,345

Total expenses                                  2,458           2,185
                                        --------------  --------------
Net income                                    $   407         $   160
                                        ==============  ==============

Weighted average shares outstanding             4,679           4,438
Net income per share - diluted                $  0.09         $  0.04


                           NVE Corporation
                  CONDENSED STATEMENTS OF OPERATIONS
             SIX MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)


Six months ended                        Sept. 30, 2003  Sept. 30, 2002
Revenue:
  Contract research and development           $ 3,317         $ 3,170
  Product sales                                 2,368           1,142
  License revenue                                   -             196
                                        --------------  --------------
Total revenue                                   5,685           4,508

Total expenses                                  4,944           4,255
                                        --------------  --------------
Net income                                    $   741         $   253
                                        ==============  ==============

Weighted average shares outstanding             4,646           4,379
Net income per share - diluted                $  0.16         $  0.06

                           NVE Corporation
                       CONDENSED BALANCE SHEETS
                SEPTEMBER 30, 2003 AND MARCH 31, 2003
                            (IN THOUSANDS)

                                               (UNAUDITED)

                                                Sept. 30,   March 31,
                                                  2003        2003
ASSETS
Current assets:
  Cash                                           $  1,026    $    596
  Investment securities                             5,411       5,880
  Other current assets                              2,501       2,039
                                               ----------- -----------
Total current assets                                8,938       8,515
Fixed assets                                        1,587       1,167
                                               ----------- -----------
Total assets                                     $ 10,525    $  9,682
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                 1,997       1,980
Other long-term liabilities                           141         223
                                               ----------- -----------
Total liabilities                                   2,138       2,203

Shareholders' equity:
  Common stock                                         43          42
  Additional paid-in capital                       12,336      12,171
  Accumulated other comprehensive income               75          73
  Accumulated deficit                              (4,067)     (4,807)
                                               ----------- -----------
Total shareholders' equity                          8,387       7,479
                                               ----------- -----------
Total liabilities and shareholders' equity       $ 10,525    $  9,682
                                               =========== ===========